UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2019

KALEIDO BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38822	47-3048279
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

65 Hayden Avenue Lexington, MA	02421
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 674-9000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value	KLDO	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer

On November 6, 2019, Kaleido Biosciences, Inc. (the “Company”), issued a press release announcing the decision of the Board of Directors (the “Board”) to appoint William Duke as Chief Financial Officer, effective November 25, 2019. Mr. Duke will also serve as the Company’s principal financial officer and principal accounting officer. A copy of this press release is furnished as Exhibit 99.1 to this report on Form 8-K.

In connection with Mr. Duke’s appointment as Chief Financial Officer, the Company and Mr. Duke will enter into an employment agreement (the “Employment Agreement”). Pursuant to the terms of the Employment Agreement, Mr. Duke will receive an annual base salary of $420,000 and be eligible for an annual bonus, with a target bonus of 40% of his base salary, based on achievement of performance goals and business conditions at the Company. Mr. Duke is also eligible to receive a one-time bonus of $100,000, based on the achievement of performance goals related to raising capital, which will be subject to repayment by Mr. Duke in the event Mr. Duke’s employment is terminated “for cause” (as determined by the Company) or voluntarily by Mr. Duke during the first twelve months of his employment. Mr. Duke will be granted an option to purchase 270,000 shares of the Company’s common stock, at an exercise price equal to the fair market value of such shares on the date of grant (the “Equity Award”). Twenty-five percent of the Equity Award will vest and become exercisable on the one-year anniversary of Mr. Duke’s start date, and the balance of the Equity Award will vest in equal installments over the next twelve quarters thereafter, subject to Mr. Duke’s continued employment. Mr. Duke is also eligible to participate in the Company’s employee benefit plans available to its employees, subject to the terms of those plans.

In the event that Mr. Duke is terminated by the Company without cause or resigns for good reason, Mr. Duke will be entitled to (i) cash severance payments in an amount equal to twelve months of Mr. Duke’s base salary existing at the time of his termination plus an amount equal to the incentive compensation paid to Mr. Duke during the prior year, (ii) an extension of the period during which Mr. Duke may exercise any of his vested options until the first anniversary of the date of termination; and (iii) continuation of COBRA coverage paid by the Company through twelve months following the date of termination, all of which shall be paid out in substantially equal installments.

In the event that Mr. Duke is terminated without cause or he resigns for good reason within fifteen months following a “change in control” (as defined in the Employment Agreement), Mr. Duke will be entitled to (i) cash severance payments in an amount equal to one and a half times the sum of twelve months of Mr. Duke’s salary existing at the time of his termination plus the target incentive compensation established for Mr. Duke in the fiscal year of termination (or if no such target has been established, the target incentive compensation for the prior year), paid in one lump sum payment; (ii) the acceleration of vesting of all unvested equity awards held by him immediately prior to such termination; and (iii) continuation of COBRA coverage paid by the Company through eighteen months following the date of termination.

The foregoing description of the Employment Agreement is a summary only and is qualified in its entirety by reference to the full text of the Employment Agreement.

Departure and Appointment of Principal Accounting Officer

On November 4, 2019, Rick Scalzo, the principal accounting officer of the Company, submitted notice to the Company of his resignation, effective as of November 29, 2019.

Item 9.01 Exhibits

99.1	Press Release issued by the Company on November 6, 2019, furnished hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kaleido Biosciences, Inc.

Date: November 6, 2019	By:	/s/ Alison Lawton
Alison Lawton
Chief Executive Officer and President